Exhibit 99.1

Scholastic Appoints Jeffrey Mathews as Chief Growth Officer

September 25, 2024 – New York, NY – Scholastic (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that Jeffrey Mathews has been appointed to the new role of Scholastic’s Chief Growth Officer and Executive Vice President, effective immediately. He rejoined Scholastic two years ago, as Executive Vice President, Corporate Development and Investor Relations.

With this appointment, Mr. Mathews’ responsibilities now include refining and implementing Scholastic’s long-term growth strategy in partnership with leaders across the business. He will continue to report to Scholastic President and CEO Peter Warwick in New York and to lead the Company’s corporate development and investor relations functions, as well as Scholastic’s cross-company corporate sustainability and impact program.

Mr. Warwick said, “Since he returned to Scholastic, Jeff’s deep industry and investor perspectives, as well as his commitment to Scholastic’s mission and people, have been invaluable in reorienting the Company toward growth. He has also played a pivotal role in creating and implementing our strategy to unlock the potential of Scholastic’s trusted brand, beloved content and unique channels. We are already making substantial progress toward our goals of creating long-term value and impact, and I’m thrilled to now have Jeff leading the development and implementation of growth initiatives across Scholastic, working closely with our other strong leaders.”

Mr. Mathews added, “It is such a privilege to work at Scholastic, one of few companies where doing well truly means doing good. The need for trusted books, media and learning materials that entertain, engage and educate kids has never been more pressing – and Scholastic is uniquely positioned to grow by meeting this need. I have always been excited by the chance to move from strategy to execution, but especially now with the advantages of Scholastic’s unmatched strengths and purpose.”

Mr. Mathews brings more than 30 years of experience in strategy, M&A and investor relations to Scholastic, in addition to his experience as a co-founder of two technology start-ups. In 2022, he returned to the Company as Executive Vice President, Corporate Development and Investor Relations. From 2008 to 2012 at Scholastic, he held the role of Vice President, Corporate Strategy, Business Development & Investor Relations, after four years as head of investor relations for the Company. He also previously served as Managing Partner at Gagnier Communications, a strategic financial communications and investor relations agency serving clients across North America, Asia and Europe. He was also a strategy consultant at The Monitor Company (now Deloitte Monitor). Mr. Mathews holds an A.B. from Princeton University, and a D.Phil. from Oxford University.

SCHL: Financial